November 14, 2007

Mr. Robert J. Caso
c/o Cellegy Pharmaceuticals, Inc. 2085 Quaker Pointe Drive
Quakertown, PA 18951

Re:     Retention Agreement

Dear Mr. Caso:

This letter agreement (the “Agreement”) will confirm the terms of certain matters relating to your employment with Cellegy Pharmaceuticals, Inc. (the "Company" or“Cellegy”).

1. Retention Payment. As an incentive for you (sometimes referred to as “Employee”) to remain employed with the Company through the Retention Period (defined below) or such earlier time as the Company in its discretion may determine, the Company agrees that if you do not voluntarily terminate your employment with the Company and are not terminated for cause or performance related reasons (or as result of death or disability), in each case before the earlier to occur of (i) June 30, 2008 and (ii) the closing of a Change in Control transaction (as defined below) (the period from the date of this letter through such date referred to as the "Retention Period"), then the Company will pay you, on or before the date of the next normal payroll period after the end of the Retention Period when the Company processes payments, a sum equal to six (6) months of your base salary in effect on the date of this Agreement (the "Retention Payment"). In consideration for the foregoing, you agree that during the Retention Period you will cooperate with the Company in implementing such strategic alternatives as the Company may choose to pursue and, in connection with any such alternative, in providing for the orderly transition of your duties and responsibilities to other individuals, as reasonably requested by the Company.

For purposes of this letter, “Change of Control” means:

(a)
consummation of a merger or consolidation, or series of related transactions, which results in the voting securities of the Company outstanding immediately prior thereto failing to continue to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least fifty (50%) percent of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation;

(b)	the sale or disposition of all or substantially all of the Company’s assets (or consummation of any transaction, or series of related transactions, having similar effect);

(c)
the dissolution or liquidation of the Company; provided, however, that the dissolution or liquidation of the Company shall be deemed to be a Change of Control only if the Company has sufficient cash to pay all amounts it is obligated to pay to any federal, state or local taxing or other authority, all of its creditors and all amounts required to be paid to employees in respect of compensation or benefits, and only if the Board determines that treatment of such event as a Change of Control is consistent with its fiduciary duties; or

(d)	any transaction or series of related transactions that has the substantial effect of any one or more of the foregoing.

2. No Other Payments. The Retention Payment shall be in lieu of all other severance or similar payments that the Company may be obligated to make under any agreement, arrangement or understanding applicable to you relating to termination of your employment, including without limitation, under the Company's Retention and Severance Plan for Employees, if you were a participant in that plan. Your signature below will constitute your agreement to terminate any agreement, arrangement or understanding that you may have with the Company regarding severance payments upon termination of your employment with the Company. You waive and terminate your right to any cash severance (other than the Retention Payment) under any agreement with the Company in connection with termination of employment. Notwithstanding the foregoing, upon your employment termination the Company will pay to you all salary and accrued vacation earned through the date of termination and reimbursement for any unreimbursed business expenses incurred by you, consistent with past practices, in connection with the business of the Company and in accordance with Company reimbursement policies. In addition, in connection with any employment termination you will receive such medical and insurance benefits as are required by law or provided for in the Company's health insurance plans.

3. Taxes. The Company may deduct from all amounts payable pursuant to this Agreement all federal, state, local and other taxes required by law to be withheld or paid with respect to the Retention Payment.

4. Release of Claims; Other Termination Documents; NonDisparagement. Payment of the Retention Payment is conditioned upon your execution, at the time of your employment termination (or if earlier, if the Company so requests then at the end of the Retention Period), of a general release of claims in favor of the Company in the form of the release attached to the Retention Plan or such other form as the Company may reasonably request. In addition, if the Company pays you the Retention Payment, you agree that you will refrain from engaging in any activities or making any statements that may disparage or reflect negatively on the Company, its directors, officers or employees or its business or prospects. Upon employment termination, you agree to execute such other customary documents as the Company may reasonably request, including confirming return of all Company property and Company proprietary or trade secret information and materials. Nothing in this letter is intended to reduce the scope of your obligation under the Employee Invention Agreement or any similar agreement with the Company that you have previously executed or under any other Company policy or agreement in connection with termination of employment.

5. At-Will Employment. You agree that notwithstanding the above, your employment with the Company continues to be at-will, the Company may assign to you other duties, and the Company can terminate your employment at any time either before or after the Retention Period, for any reason or no reason; and that nothing in this letter will be deemed to provide any continued right to employment with the Company.

6. Section 280G. In the event that the severance and other benefits provided for in this Agreement or otherwise payable to Employee (i) constitute “parachute payments” within the meaning of Section 280G of the (Internal Revenue Code of 1986, as amended (the “Code”) and (ii) but for this Section, would be subject to the excise tax imposed by Section 4999 of the Code, then Employee’s severance benefits under this Agreement shall be payable either (i) in full, or (ii) as to such lesser amount which would result in no portion of such severance benefits being subject to excise tax under Section 4999 of the Code, whichever of the foregoing amount, taking into account the applicable federal, state and local income taxes and the excise tax imposed by Section 4999, results in the receipt by Employee on an after-tax basis, of the greatest amount of severance benefits under this Agreement, notwithstanding that all or some portion of such severance benefits may be taxable under Section 4999 of the Code. Unless the Company and Employee otherwise agree in writing, any determination required under this Section shall be made in writing, by the Company’s independent public accountants (the “Accountants”), whose determination shall be conclusive and binding upon Employee and the Company for all purposes. For purposes of making the calculations required by this Section, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Section 280G and 4999 of the Code. The Company and Employee shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section. The Company shall bear all costs the Accountants may reasonably request in order to make a determination under this Section. The Company shall bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this Section.

7. Compliance With Code Section 409A. The compensation and benefits payable pursuant to this Agreement are intended to be exempt from the provisions of Section 409A of the Code and the regulations and guidance issued thereunder and shall be interpreted and administered in a manner consistent with that intent. However, to the extent any compensation and benefits payable under this Agreement are subject to and not otherwise exempt from Code Section 409A: (a) if Employee is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code as of the date of his separation from service with Company, no distribution of such compensation and benefits shall be made or commence under this Agreement sooner than the date six months from Employee’s separation from service (or if earlier, the date of the Employee’s death); and in such case, any payments that were otherwise required to be made within such period shall be accumulated and paid in a single lump sum on the first day of the month immediately following the end of such period; and (b) the Company and Employee agree in good faith to amend or modify the applicable provisions of this Agreement to avoid the application of any Section 409A tax, with the goal that any such amendment or modification shall not reduce the economic value to the Employee of the Retention Payment.

8. General: Miscellaneous. This Agreement may be executed in one or more counterparts, each of which shall constitute an original but all of which taking together shall constitute one and the same agreement. This Agreement contains the entire understanding and sole and entire agreement between us with respect to the subject matter hereof, supersedes any and all prior agreements, negotiations and discussions between us with respect to the subject matter covered hereby, and may only be modified by an agreement in writing signed by the Company and you. You acknowledge that neither the Company nor any of its directors or, officers or attorneys have made any promise, representation or warranty whatsoever, either express or implied, written or oral, which is not contained in this agreement for the purpose of inducing you to execute this agreement, and you acknowledge that you have executed this Agreement in reliance only upon such promises, representations and warranties as are contained herein. If any provision of this Agreement is held to be invalid or otherwise unenforceable, in whole or in part, the remainder of such provision and the remainder of this agreement will not be affected thereby and will be enforced to the fullest extent permitted by law. Nothing in this Agreement will be construed to limit or otherwise affect in any manner whatsoever the right or power of the Company to terminate your employment or other relationship with the Company at any time, for any reason or no reason, with or without cause.

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Please acknowledge your agreement to the above by signing and returning a copy of this letter.

CELLEGY PHARMACEUTICALS, INC. By: /s/ Richard C. Williams Richard C. Williams	ACKNOWLEDGED, AGREED AND ACCEPTED: EMPLOYEE /s/ Robert J. Caso Robert J. Caso